Exhibit 4.3

INDEPENDENT BANKS OF VIRGINIA, INC.

ARTICLES OF AMENDMENT

A. The name of the corporation is: Independent Banks of Virginia, Inc.

B. This amendment adopted pursuant to Section 13.1-707 of the Code of Virginia, 1950, as amended is to amend Article 4 and to add Article 7 to the Articles of Incorporation to read as follows:

“ARTICLE 4

The aggregate number of shares which the Corporation shall have the authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value-Shares
Common Stock	3,000,000	$5.00”

“ARTICLE 14

(1) In this Article:

“officer” or “director” means any person serving as an officer or director of the Corporation and/or its subsidiary banks.

“liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

“party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

(2) To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or as hereafter amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of the Corporation and/or its subsidiary banks made a party to any proceeding shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article.

(3) The provisions of this Article shall be applicable to all proceedings commenced after it becomes effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article shall impair or otherwise diminish the rights provided under this Article (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal.

(4) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Section (2) of this Article.

(5) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.”

C. The Board of Directors, on March 24, 1989, found the amendments to be in the best interest of the Corporation and recommended their adoption. The stockholders adopted the amendments on May 18, 1989, at the annual meeting of stockholders.

D. All 769,630 of the issued and outstanding shares of the Corporation’s voting common stock were entitled to vote.

E. 454,307 of the eligible shares were voted in favor of the amendment to Article 4 to increase the aggregate number of shares to be issued by the Corporation to 3,000,000, which vote was sufficient for approval of the amendment.

F. 464,372 of the eligible shares were voted in favor of the amendment to provide a limitation on the liability of the officers and directors of the Corporation and its subsidiary banks, which vote was sufficient for approval of the amendment.

G. On April 18, 1989, written notice accompanied by a copy of the proposed amendments were mailed, postage prepaid, to each and every one of the stockholders at his address as it appears on the Corporation stock transfer books. All notices were deposited in the U.S. Mail on April 18, 1989.

H. The amendment does not affect a restatement of the Articles of Incorporation.

Signed in the City of Norfolk, Virginia, this 7th day of August, 1990.

INDEPENDENT BANKS OF VIRGINIA

By:	/s/ Robert C. Stackhouse
Robert C. Stackhouse, Secretary

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